NETGATEWAY, INC.
                              STOCK GRANT AGREEMENT


     Stock Grant Agreement (the "Agreement"), dated as of this 19th day of October, 1999, between Netgateway, Inc., a Nevada corporation (the "Company"), and Donald M. Corliss, Jr. (the "Grantee").

     The Grantee is a senior executive of the Company.

     Prior to the date hereof, the Grantee held compensation and performance options to purchase up to an aggregate of 664,000 shares of common stock of the Company (the "Options"). By separate Letter Agreement dated of even date herewith, the Grantee has agreed to terminate the Options.

     In exchange for terminating the Options, the Compensation Committee (the "Committee") of the Board of Directors has determined that it is in the best interests of the Company to issue to the Grantee restricted common stock of the Company as compensation for the services that the Grantee has rendered and will continue to render to the Company, on the terms and conditions set forth herein.

     In consideration of the premises and the mutual agreements set forth below, the parties hereto agree as follows:

     1. Grant of Stock. Pursuant to the terms and conditions set forth herein, the Company hereby grants and issues to the Grantee (the "Grant") as of the date hereof (the "Grant Date), up to an aggregate of 400,000 shares (the "Shares") of the common stock, par value $.01 per share, of the Company (the "Common Stock") as hereinafter provided.

     2. Nontransferability. Until the Shares hereunder shall vest in accordance with Section 3 hereof, the Shares and any other rights granted hereunder shall not be transferable or assignable by the Grantee (whether by operation of law or otherwise) except by will or the laws of descent and distribution or, if then permitted under Rule 16b-3, pursuant to a qualified domestic relations order as defined under the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder.

     3. Vesting of Shares. Subject to the other terms set forth herein, the Shares will vest in the Grantee in full on March 31, 2000.

     4. Taxes. The Company or any Subsidiary or Affiliate is authorized to withhold from any distribution of Shares amounts of withholding and other taxes due in connection with any transaction involving the Grant, and to take such other action as the Committee may deem advisable to enable the Company or such Subsidiary or Affiliate and the Grantee to satisfy obligations for the payment of withholding taxes and other tax obligations relating to the Grant, if any. This authority shall include authority to withhold or receive Shares or other property and to make cash payments in respect thereof in satisfaction of the Grantee's tax obligations.

     5. Termination of Employment, etc. Upon termination of the Grantee's employment for any reason, including the breach by the Grantee of the Employment Agreement among the Grantee, the Company and Netgateway, a corporation organized under the laws of the State of Nevada and a wholly owned Subsidiary of the Company, dated as of January 1, 1999 (the "Employment Agreement"), any Shares not already vested in accordance with Section 3 hereof, shall be subject to immediate forfeiture in all respects and Grantee shall have no right or claim to any such unvested Shares.

     6. Adjustments. In the event that the Committee shall determine, in its sole discretion, that any dividend or other distribution (whether in the form of cash, shares of Common Stock or other property), recapitalization, stock split, reverse split, any reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange, license arrangement, strategic alliance or other similar corporate transaction or event affects the Shares such that an adjustment is appropriate to prevent dilution or enlargement of the rights of the Grantee, then the Committee shall make such equitable changes or adjustments as it deems necessary or appropriate to any or all of the number and kind of Shares which may thereafter be issued in connection herewith.

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     7. No  Rights  as  Stockholder.  The  Grantee  shall  have no  rights  as a stockholder with respect to any Shares subject to the Grant prior to the date on which such Shares shall vest in accordance with Section 3 hereof.

     8. Representations of the Company.

     a. Organization and Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada.

     b. Corporate Power. The Company has all necessary corporate power and authority to execute, deliver and perform this Agreement and the transactions contemplated hereby, and has all requisite corporate power and authority to issue the Shares hereunder and to carry out the transactions contemplated hereby.

     c. Shares. Upon issuance, the Shares will be duly authorized, validly issued, fully paid and nonassessable, and issued in accordance with applicable laws.

     9. Representations of the Grantee.

     a. Authority. The Grantee has duly executed and delivered this Agreement to the Company, and its obligations hereunder are the legal, valid and binding obligations of the Grantee and are enforceable in accordance with their terms

     b. Restriction on Transfer; Risk of Forfeiture. The Grantee hereby acknowledges and agrees that the Shares have not been registered under the Securities Act of 1933, as amended (the "Act"), or qualified with the securities regulatory agency of any state and may not be resold or otherwise disposed of unless registered under the Act or qualified with the securities regulatory agency of any state which has jurisdiction over any such transfer or unless an exemption from such registration or qualification is available. The Grantee will transfer the Shares only in accordance with the applicable requirements of all federal and state securities laws. The Grantee acknowledges that the certificate(s) evidencing the Shares will bear a legend regarding restriction on transfer. The Grantee further acknowledges that the Shares are subject to a substantial risk of forfeiture as set forth in Section 5 hereof.

     c. Investment. The Grantee is receiving the Shares for its own account, for investment purposes only, and not for the account of any other person, and not with a view to, or for offer or sale in connection with, any distribution, assignment or resale to others or to fractionalization in whole or in part.

     10. No Rights to Continued Employment. Nothing in the Grant or this Agreement shall confer upon the Grantee the right to continue in service or be entitled to any remuneration or benefits not set forth in this Agreement or to interfere with or limit in any way the right of the Company or any Subsidiary or Affiliate to terminate the Grantee's service as an officer of the Company or any Subsidiary or Affiliate.

     11. Compliance with Legal and Exchange Requirements. The granting, issuance and delivery of the Shares pursuant to the terms of this Agreement and the other obligations of the Company hereunder shall be subject to all applicable federal and state laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may be required. The Company, in its discretion, may postpone the issuance or delivery of Shares hereunder until completion of such stock exchange listing or registration or qualification of such Shares or other required action under any state, federal or foreign law, rule or regulation as the Company may consider appropriate, and may require the Grantee to make such representations and furnish such information as it may consider appropriate in connection with the issuance or delivery of Shares in compliance with applicable laws, rules and regulations.

     12. Change in Control Provisions. In the event of a Change in Control (as defined in the Employment Agreement), the Shares shall become fully vested, whether or not theretofore vested as forth herein, as more fully described in
Section 4(g) of the Employment Agreement.

     13. Notices. All notices or any other communications hereunder shall be in writing and delivered personally or by registered or certified mail or overnight courier, addressed, if to the Company, to Netgateway, Inc., 300 Oceangate, Long Beach, California 90802; Attention: Secretary, and if to the Grantee, at the address set forth on the signature page hereof, subject to the right of either party to designate at any time hereafter in writing some other address.

     14. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California without giving effect to the conflict of laws principles thereof.

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     15.  No  Assignment.  Neither  this  Agreement  nor  any of the  rights  or obligations of the Grantee hereunder may be transferred or assigned by the Grantee except as set forth in paragraph 2 hereof.

     16. Benefits. This Agreement shall be binding upon and inure to the benefit of the parties hereto. This Agreement is for the sole benefit of the parties hereto and not for the benefit of any other party.

     17. Severability. If any provision of this Agreement shall be determined to be illegal and unenforceable by any court of law, the remaining provisions shall be severable and enforceable in accordance with their terms.

     18. Amendments. No modification, amendment or waiver or any provision of this Agreement shall be effective unless it is in writing and signed by the parties hereto.

     19. Counterparts. This Agreement may be executed in counterparts, each of which shall constitute one and the same instrument.


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         IN WITNESS  WHEREOF,  the  Company  has  caused  this  Agreement  to be executed by the Chief Executive Officer, and Grantee has executed this Agreement, both as of the day and year first above written.

                                          NETGATEWAY, INC.


                                          By: /s/ Roy W. Camblin, III
                                              --------------------------
                                              Roy W. Camblin, III
                                              Chief Executive Officer

/s/ Donald M. Corliss, Jr.
-----------------------------
Donald M. Corliss, Jr.



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